UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Sanderson Farms, Inc.

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SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

SUPPLEMENTAL INFORMATION REGARDING

STOCKHOLDER PROPOSAL ON ANTIBIOTICS

Dear Stockholder,

•	We are asking you to vote AGAINST a stockholder proposal included in our Proxy Statement for our Annual Meeting of Stockholders on Thursday, February 15, 2018.

•	Proposal No. 4 (the “Proposal”) requests that we phase out the use of medically important antibiotics to prevent disease in our chickens.

•	We oppose the Proposal because it will adversely affect our business. The United States Department of Agriculture (USDA) does not require it and has indirectly criticized it.

•	Please read our response to the Proposal in our Proxy Statement and this supplement.

•	This supplement is first being made available to stockholders on January 29, 2018.

•	If you have already voted your shares and wish to change your vote, you may do so by re-voting in any of the ways discussed on page 4 of the Proxy Statement or as shown on your proxy card.

We urge you to vote AGAINST the Proposal.

EXECUTIVE SUMMARY

We strongly believe the Proposal is not in the best interest of our stockholders because:

•	It would fundamentally change our business and our brand without good reason.

•	The USDA Chief Scientist said that a World Health Organization (WHO) recommendation that is like the Proposal is “not in alignment with U.S. policy and [is] not supported by sound science,” and “would also impose unnecessary and unrealistic constraints on [the] professional judgment” of veterinarians.

•	The WHO itself acknowledged that its position is based on “low quality evidence.”

•	Scientific studies have concluded the claim that the preventative use of antibiotics in food animals harms humans is based on faulty assumptions and statistical risk models, rather than valid scientific data. One study has called the idea a “scientific urban legend.”

•	The Proposal makes claims that are overly simplistic and potentially misleading, and cites authorities that are oftentimes taken out of context or irrelevant.

•	Our use of antibiotics is based on balancing many factors, including profitability and long-term stockholder value; social, environmental and ethical concerns; U.S. government regulation and policy; and a critical analysis of scientific data.

•	The Proposal irresponsibly views the elimination of antibiotics for disease prevention in isolation, without considering the effect it would have on other social, environmental and ethical factors that are important to our stockholders.

•	The Proposal would adversely affect food safety, animal welfare, the environment, and our customers and consumers.

•	Our customers and consumers are not seeking chicken raised without antibiotics from us, and sales of that product are a small percentage of total chicken sales in the customer markets we serve. Demand for this product is not keeping pace with increasing supply, and this oversupply has worsened year over year.

•	Our data confirm that our advertising program to honestly and transparently inform consumers about how we raise our chickens has enhanced our brand reputation, not harmed it.

•	Our team of experienced professionals and U.S. government scientists are better qualified to analyze and make decisions about antibiotics in our operations, rather than shareholder advocacy groups that are not in the business of producing chickens and may not have the industry knowledge or scientific expertise necessary to understand and balance all of the factors relevant to this issue.

•	We believe our policy is socially, environmentally and ethically responsible, and is simply the right thing to do.

Who Developed Our Policy on Antibiotics

We have adopted a publicly available Policy on Animal Welfare and Antibiotic Use under which we routinely use only two medically important antibiotics to prevent disease in our live chickens. Our policy has been developed by our senior management and a team of scientists and other professionals who have extensive training and advanced educational degrees in veterinary medicine, biology and biochemistry. Our scientific team has 140 years of collective experience in food regulation, food safety, agricultural science, animal husbandry, preventive veterinary medical practices, animal nutrition, biochemistry and biosecurity. This team ensures that our antibiotics usage is responsible, properly managed, and complies with the law.

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Why We Developed Our Policy on Antibiotics

We are the third largest processor of dressed chicken in the United States, and our business is complex. We have developed our antibiotics policy through a holistic approach that carefully balances a range of important environmental, social and ethical considerations, as well as our profitability, long-term value for our stockholders and the needs and preferences of our customers and consumers.

The five primary factors we have considered are:

Food Safety. We work very hard every day to reduce the microorganisms on our chickens that enter our plants. Sick birds carry heavier loads of bacteria. If we ignore bird health, the risks are much greater that we will experience higher counts of Campylobacter and Salmonella on live birds brought to our plants.

Animal Welfare. We have a moral obligation to take care of our birds. Our scientists and other professionals have developed poultry husbandry practices that are among the best in the industry to minimize the need for antibiotics. Nevertheless, disease challenges do arise within our flocks. Chickens are prone to infections and disease that can be present even though the birds may appear healthy and do not show symptoms. Failure to stop disease subjects the birds to the possibility of dehydration, loss of appetite, diarrhea, and death.

We have chosen to prevent such infections with medicines that have been studied and regulated by the U.S. Food and Drug Administration (FDA), rather than with unregulated compounds used by producers who have prohibited their veterinarians from administering antibiotics to their branded chickens.

Environmental Responsibility. Sick chickens do not grow well, which means they need more food, water, land and other natural resources. They also produce more waste, because they do not convert feed to weight efficiently. Given the number of farm animals raised for food in the United States, even small reductions in animal health and growth could have a significant impact on the environment.

Customer and Consumer Preferences. Our customers are not demanding chicken from us that has been raised without antibiotics. That product is more expensive to produce than conventionally raised chicken. Recent consumer data gathered by an independent research firm continue to show that our consumers make their purchasing decisions based primarily on price and freshness, not on claims about antibiotics. In fact, the research shows that antibiotic claims became less important to consumers from 2016 to 2017. As discussed in more detail in our Proxy Statement, in October 2017, sales of chicken marketed as “raised without antibiotics” represented only 17.7% of total U.S. fresh chicken sales to retail tray pack customers, and were a mere 1.7% of total sales to big bird deboning customers, which is currently our primary customer market.

Indeed, demand for chicken raised without antibiotics has not kept pace with supply. In the first ten months of 2017, only 15.8% of all chicken that was actually produced without antibiotics was marketed and sold based on antibiotic claims, leaving the remaining 84.2% of the product to be sold as conventional product at conventional prices. This oversupply actually worsened from the same period of 2016.

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When consumers were asked in a market survey which chicken they believed was “safe for their family” and “raised responsibly,” our brand rated more favorably than a leading competitor who produces and markets all of its branded chickens without antibiotics. Additionally, the market survey indicated that consumers have increasingly associated our brand with the phrase “brand I trust,” while two of our key competitors remained flat or slightly increased in the same category. Our data confirm that our advertising program to honestly and transparently inform consumers about how we raise our chickens has enhanced our brand reputation, not harmed it.

Government and Scientific Support. We only use antibiotics approved by the FDA, and we administer them only under the direction of a licensed veterinarian in compliance with FDA protocols. A critical part of the FDA approval process for these medicines is an assessment of their threat to public health. As discussed above, the Chief Scientist of the USDA stated in November 2017 that WHO recommendations to eliminate the preventative use of medically important antibiotics in food animals are “not in alignment with U.S. policy,” “not supported by sound science,” “based on ‘low-quality evidence,’ and in some cases, ‘very low-quality evidence,’” and “would also impose unnecessary and unrealistic constraints on [the] professional judgment” of veterinarians.

Board Oversight and Stockholder Engagement

We will continue to monitor regulatory and scientific developments in this area. As part of its risk oversight responsibility, our Board of Directors will continue to oversee management’s decision-making on this issue. We have contacted holders of approximately 70% of our outstanding stock to seek a dialog with them on this issue, and will continue our outreach. As a result of our stockholder engagement thus far, we have developed a contingency plan under which we could adopt a “no antibiotics ever” program in the future in response to regulatory, scientific or other developments.

Conclusion

The Proposal requests that we make a fundamental change in our operations that focuses on one segment of our operations in isolation – our use of antibiotics – without considering the effect that such a change would have on our ability to remain at the top of our industry in other areas that we, our stockholders and socially responsible organizations believe are important.

We agree that antibiotic resistance is a serious public health threat. However, we stand with United States government scientists at the USDA and the FDA in our belief that the responsible use of antibiotics in poultry, including our use, is not a threat to public health. We believe our team of experienced professionals, along with U.S. government scientists, are best equipped to make decisions about this complicated subject, rather than shareholder advocacy groups who may lack the scientific expertise and industry knowledge necessary to understand and balance all of the factors relevant to this issue and assess the associated risks.

We urge you to vote AGAINST the Proposal.

These supplemental materials may include forward-looking statements under the “Safe Harbor” provisions of the Securities Act of 1933 and Securities Exchange Act of 1934. Forward-looking statements are statements other than historical or current facts, and can be identified by the words “believes,” “could,” “would,” “continue,” “plans” and similar words. Forward-looking statements are based on a number of assumptions and are subject to various risks and uncertainties that may cause actual results to differ. Certain of these risks are described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017, and in subsequent SEC filings.

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